Exhibit 5.1

Claire Keast-Butler +44 (0) 20 7556 4211 ckeastbutler@cooley.com

Immunocore Holdings plc
92 Park Drive
Milton Park
Abingdon
Oxfordshire OX14 4RY
United Kingdom

17 March 2025

Ladies and Gentlemen:

Re:	Immunocore Holdings plc —Prospectus Supplement — Exhibit 5.1

1.	INTRODUCTION

1.1
We have acted as English legal advisers to Immunocore Holdings plc, a public limited company incorporated in England and Wales (the “Company”), in connection with the preparation and filing on the date hereof with the U.S. Securities and Exchange Commission (the “SEC”) of a prospectus supplement (the “Prospectus Supplement”) pursuant to the U.S. Securities Act of 1933, as amended (the “Securities Act”). The Prospectus Supplement supplements a registration statement on Form S-3ASR that the Company filed with the SEC on 21 March 2024 (the “Registration Statement”).

1.2
On 2 February 2024, the Company issued and sold US$402.5 million aggregate principal amount of 2.50% Convertible Senior Notes due 2030 (the “Notes”) pursuant to the Indenture (as defined below). The Prospectus Supplement relates to the resale by certain securityholders of up to $150.0 million aggregate principal amount of the Notes and up to 1,584,014 ADSs (as defined below) issuable on conversion of the Notes. We are rendering this letter at the request of the Company in connection with the Prospectus Supplement. We have taken instructions solely from the Company.

1.3
The Notes are convertible into American Depositary Shares (“ADSs”), each representing one ordinary share of nominal value £0.002 in the capital of the Company (“Ordinary Shares”). ADSs which may be issued to the holders of the Notes in respect of any conversion of the Notes are referred to in this letter as the “Notes ADSs” and the Ordinary Shares represented by the Notes ADSs are referred to in this letter as the “Notes Ordinary Shares”.

1.4
Except as otherwise defined in this letter, capitalised terms used have the respective meanings given to them in the Prospectus Supplement and headings are for ease of reference only and shall not affect interpretation.

1.5
All references to legislation in this letter are to the legislation of England unless the contrary is indicated, and any reference to any provision of any legislation shall include any amendment, modification, re-enactment or extension thereof, as in force on the date of this letter.

2.	DOCUMENTS

For the purpose of issuing this letter, we have reviewed the following documents only:

2.1	a PDF copy of the Registration Statement filed by the Company with the SEC on 21 March 2024;

Cooley (UK) LLP 22 Bishopsgate London EC2N 4BQ UK
t: +44 (0) 20 7583 4055  f: +44 (0) 20 7785 9355 cooley.com

Cooley (UK) LLP is a limited liability partnership and is registered in England and Wales with registered number OC395270. Our registered office is at the address above. Cooley (UK) LLP is authorised and regulated by the Solicitors Regulation Authority (SRA number 617791). A list of the members of Cooley (UK) LLP and their professional qualifications is open to inspection at its registered office. The word 'partner,' used in relation to Cooley (UK) LLP, refers to a member of Cooley (UK) LLP or an employee or consultant of Cooley (UK) LLP (or any affiliated firm) of equivalent standing.

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2.2	a PDF copy of the Prospectus Supplement to be filed by the Company with the SEC on 17 March 2025;

2.3
a PDF copy of the executed New York law governed indenture between the Company and U.S. Bank Trust Company, National Association, as trustee (the “Trustee”), dated 2 February 2024, and a PDF copy of the executed first supplemental indenture between the Company and the Trustee dated 17 March 2025 (together, the “Indenture”);

2.4	a PDF copy of the executed global note evidencing the Notes dated 2 February 2024 (the “Global Note” and, together with the Indenture, the “Agreements”); and

2.5
a PDF copy of an executed certificate dated 17 March 2025 (the “Secretary’s Certificate”) signed by the Company’s company secretary (the “Company Secretary”) relating to certain factual matters as at the date of the Secretary’s Certificate and having annexed thereto copies (certified by the Company Secretary as being true, complete, accurate and up-to-date in each case) of the following documents:

(a)	a PDF copy of the articles of association of the Company adopted on 23 May 2024 (the “Current Articles”);

(b)	a PDF copy of the articles of association of the Company adopted on 9 February 2021 (the “Prior Articles”);

(c)
a PDF copy of the certificate of incorporation of the Company dated 7 January 2021 and a PDF copy of the certificate of incorporation on re-registration of the Company as a public company dated 1 February 2021;

(d)
a PDF copy of the executed written resolutions of the board of directors of the Company (the “Board” or the “Directors”) passed in November 2021 constituting a financing and pricing committee of the Board (the “Committee”) with effect from 8 November 2021 (the “Board Written Resolutions”);

(e)	a PDF copy of the executed minutes of a meeting of the Board held on 29 April 2022 at which it was resolved, inter alia, to appoint Siddharth Kaul to the Committee (the “Board Minutes”);

(f)
a PDF copy of the executed minutes of a meeting of the Committee held on 26 January 2024 at which it was resolved, inter alia, to (i) subject to the final approval of the Committee, on terms as may be negotiated by Dr. Bahija Jallal, as Chief Executive Officer of the Company, Brian Di Donato, as Chief Financial Officer of the Company and Lily Hepworth, as General Counsel of the Company (each individually, an “Authorised Officer” and collectively, the “Authorised Officers”) proceed with the offering of the Notes (the “Offering”) and (ii) sub-delegate to the Authorised Officers the full power, authority and discretion of the Committee to determine all matters in connection with the Offering, including, inter alia, (A) the manner, terms and conditions of the Offering and (B) the negotiation, execution and delivery of the Indenture and all such other documents as may be necessary, appropriate or advisable in connection with the Offering, in each case, subject to the final approval of the Committee (the “First Committee Minutes”);

(g)
a PDF copy of the executed minutes of a meeting of the Committee held on 30 January 2024 at which it was resolved, inter alia, to approve (i) the execution of the Agreements, (ii) the issue of the Notes and thereby the grant of rights to convert securities into, or to subscribe for, Notes Ordinary Shares (to be represented by Notes ADSs) subject to any such right of conversion being exercised in accordance with the Indenture and (iii) the allotment and issue of the Notes Ordinary Shares in accordance with the Indenture (the “Second Committee Minutes” and, together with the First Committee Minutes, the “Committee Minutes”);

(h)
a PDF copy of the executed written resolutions of the Committee passed on 16 March 2025 which it was resolved, inter alia, to approve the execution of the supplemental indenture dated 17 March 2025 (the “Committee Written Resolutions”); and

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(i)
a PDF copy of the executed resolutions passed by the shareholders of the Company at the general meeting of the Company held on 3 February 2021 (the “General Meeting”) at which it was resolved, inter alia, to (i) authorise the Directors for the purposes of section 551 of the Companies Act 2006, as amended (the “Companies Act”) to allot shares in the Company or grant rights to subscribe for or to convert any security into shares in the Company up to an aggregate nominal amount of £150,000 for a period ending on 3 February 2026 and (ii) empower the Directors pursuant to section 570 of the Companies Act to allot equity securities for cash pursuant to the authority referred to in (i) as if section 561 of the Companies Act did not apply to the allotment (the “Shareholder Resolutions” and, together with the Board Written Resolutions, the Board Minutes, the Committee Minutes and the Committee Written Resolutions, the “Corporate Approvals”).

3.	SEARCHES

In addition to examining the documents referred to in paragraph 2 (Documents), we have carried out the following searches only:

3.1	an online search at Companies House in England and Wales (“Companies House”) with respect to the Company, carried out at 9:13 a.m. (London time) on 17 March 2025 (the “Companies House Search”); and

3.2
an online enquiry of the Central Registry of Winding-up Petitions at the Insolvency and Companies List in England and Wales (the “Central Registry”) with respect to the Company, carried out at 10:01 a.m. (London time) on 17 March 2025 (the “Central Registry Enquiry” and, together with the Companies House Search, the “Searches”).

4.	OPINIONS

Subject to the assumptions set out in paragraph 5 (Assumptions), the scope of the opinions set out in paragraph 6 (Scope of Opinions) and the reservations set out in paragraph 7 (Reservations), we are of the opinion that as at the date of this letter:

4.1	Corporate existence

(a)	The Company has been duly incorporated and is existing as a public company with limited liability under English law.

(b)
The Searches gave no indication that any winding-up, dissolution or administration order or appointment of a receiver, administrator, administrative receiver or similar officer has been made with respect to the Company, or that any petition for the winding-up of the Company has been presented.

4.2	Corporate action

The issue of the Notes was duly authorised by all necessary corporate action on the part of the Company.

4.3	Corporate power and capacity

The Company had the requisite corporate power and capacity to enter into the Indenture and to issue the Notes.

4.4	The Notes Ordinary Shares

(a)
Once they have been issued, delivered and paid for in accordance with the terms of the Indenture and registered in the name of the recipient in the register of members of the Company, the Notes Ordinary Shares will be validly issued, fully paid and will not be subject to any call for payment of further capital.

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(b)
The issue of the Notes was not, and the issue of the Notes Ordinary Shares in accordance with and as described in the provisions of the Indenture will not be, subject to any pre-emptive or similar rights under English law, save for such rights as have been, or will be, validly waived, disapplied or complied with.

5.	ASSUMPTIONS

In giving the opinions in this letter, we have assumed (without making enquiry or investigation) that:

5.1
all signatures, stamps and seals on all documents are genuine. All original documents are complete, authentic and up-to-date, and all documents submitted to us as a copy (whether by email or otherwise) are complete and accurate and conform to the original documents of which they are copies and that no amendments (whether oral, in writing or by conduct of the parties) have been made to any of the documents since they were examined by us;

5.2	the persons who executed each of the Agreements on behalf of the Company were those persons authorised to do so pursuant to the Corporate Approvals and their authority had not been revoked;

5.3	each of the individuals who signs as, or otherwise claims to be, an officer of the Company is the individual whom they claim to be and holds the office that they claim to hold;

5.4	where a document is required to be delivered, each party to it has delivered the same without it being subject to any escrow or similar arrangement;

5.5	all signatures which purport to have been attested were made in the physical presence of the purported witness;

5.6	all documents, forms and notices which should have been delivered to Companies House in respect of the Company have been and will be so delivered;

5.7
the information revealed by the Searches is true, accurate, complete and up-to-date in all respects, and there is no information which should have been disclosed by the Searches that has not been disclosed for any reason and there has been no alteration in the status or condition of the Company since the date and time that the Searches were made, and that the results of the Searches will remain true, complete, accurate and up-to-date as at each date on which the Company issues Notes ADSs and/or allots and issues Notes Ordinary Shares (each, a “Bring-Down Date”);

5.8
no notice has been received by the Company which could lead to the Company being struck off the register of companies under section 1000 of the Companies Act and no such notice shall have been received as at the date of this letter and as at each Bring-Down Date;

5.9	the Current Articles remain in full force and effect and no alteration has been made or will be made to the Current Articles as at the date of this letter and as at each Bring-Down Date;

5.10	to the extent that the obligations of the Company under each of the Agreements may be dependent upon such matters, each of the parties to the Agreements:

(a)	is duly organised, validly existing and in good standing (where such concept is legally relevant) under the laws of its jurisdiction of incorporation;

(b)
is in compliance, generally, with all applicable laws, rules and regulations to which it is subject, its constitutional documents and any judicial or administrative judgments, awards, injunctions or orders binding upon it or its property;

(c)	has the capacity, power and authority to execute, deliver and perform the Agreements;

(d)
is duly qualified to engage in the activities contemplated by the Agreements and will not be in breach of any of its respective obligations under any document, contract, instrument or agreement as a result of its entry into and performance of its obligations under the Agreements;

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(e)
is authorised under all applicable laws of its jurisdiction and domicile to submit to the jurisdiction of the relevant courts or arbitral tribunal specified in such Agreement and has validly submitted to such jurisdiction; and

(f)	has validly authorised, executed and delivered all relevant documents,

and that each of the foregoing remains the case as at each Bring-Down Date;

5.11
each Agreement (and any other documents referred to therein) constitutes legal, valid and binding obligations of each of the parties thereto enforceable under all applicable laws and that each of the Agreement will remain in full force and effect at each Bring-Down Date;

5.12	each of the Agreements remains accurate and complete and has not been amended, modified, terminated or otherwise discharged as at the date of this letter and as at each Bring-Down Date;

5.13
there is an absence of fraud or mutual mistake of fact or law or any other arrangements, agreements, understandings or course of conduct or prior or subsequent dealings amending, rescinding or modifying or suspending any of the terms of any of the Agreements or which would result in the inclusion of additional terms therein, and that the parties have acted in accordance with the terms of each of the Agreements and this will remain the case as at each Bring-Down Date;

5.14
in relation to each of the Agreements and the transactions contemplated thereby, the Directors have acted and will act in the manner required by section 172 of the Companies Act and that each of the Agreements and all obligations thereunder have been entered into and the Notes were issued and any Notes Ordinary Shares will be allotted and issued in good faith and on bona fide commercial terms and on arms’ length terms and for the purposes of carrying on the business of the Company and this will remain the case as at each Bring-Down Date;

5.15
the Company and each party to the Agreements is and will at all relevant times remain, in compliance with all applicable anti-corruption, anti-money laundering, anti-terrorism, sanctions and human rights laws and regulations;

5.16
the Registration Statement has become effective under the Securities Act and such effectiveness shall not have been terminated or rescinded as at the date of this letter, and the Prospectus Supplement has been filed with the SEC;

5.17
the Board Minutes and the Committee Minutes referred to in paragraph 2.5 (Documents) are a true record of the proceedings described therein, and that each meeting recorded in such minutes was duly conducted as described therein, duly constituted and convened and all constitutional, statutory and other formalities were duly observed (including, if applicable, those relating to the declaration of Directors’ interests or the power of interested Directors to vote), a quorum was present throughout, the requisite majority of Directors voted in favour of approving the resolutions and the resolutions passed at that meeting of the Board or the Committee, as applicable, were duly adopted, have not been revoked or varied and remain in full force and effect as at the date of this letter and each Bring-Down Date;

5.18
the resolutions set out in the Board Written Resolutions and Committee Written Resolutions referred to in paragraph 2.5 (Documents) were validly passed as written resolutions in accordance with the Prior Articles in the case of the Board Written Resolutions and the Current Articles in the case of the Committee Written Resolutions, that all eligible Directors (being all the Directors who would have been entitled to vote on the matter had it been proposed as a resolution at a meeting of the Directors or the Committee, as applicable, but excluding any Director whose vote is not to be counted in respect of a particular matter) have signed one or more copies of the Board Written Resolutions or the Committee Written Resolutions, as applicable, that all relevant provisions of the Companies Act and the Prior Articles or the Current Articles, as applicable, were complied with and the Prior Articles or the Current Articles, as applicable, were duly observed (including, if applicable, those relating to the declaration of Directors’ interests or the power of interested Directors to vote) and such resolutions were duly adopted, and have not been revoked or varied and remain in full force and effect as at the date of this letter and each Bring-Down Date;

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5.19
the General Meeting was duly convened and held on 3 February 2021 at which all constitutional, statutory and other formalities were duly observed, a quorum of shareholders was present throughout and the Shareholder Resolutions referred to in paragraph 2.5 (Documents) were duly passed and have not been revoked or varied and remain in full force and effect as at the date of this letter and each Bring-Down Date, and that all filings required to be made with Companies House in connection therewith have been made within the relevant time limits as at the date of this letter and each Bring-Down Date;

5.20
the right to convert the Notes into Notes ADSs representing Notes Ordinary Shares was granted pursuant to the authority and power granted to the Directors pursuant to section 551 and section 570 of the Companies Act, respectively, under resolutions 5 and 6, respectively, of the Shareholder Resolutions and that such authority and power were sufficient to allow such rights to be granted and (in the absence of any adjustments to the conversion terms of the Notes) sufficient to allow the issue of Ordinary Shares on conversion thereof (including to allow the issue of the maximum number of additional Ordinary Shares (to be represented by ADSs) that may be due in connection with a make-whole fundamental change or notice of optional redemption or notice of tax redemption pursuant to the terms of the Indenture);

5.21
to the extent that the Conversion Price (as defined in the Indenture) is adjusted in accordance with the Indenture such that additional Notes ADSs representing Notes Ordinary Shares would be required to be issued on conversion of the Notes, either (i) such additional Notes Ordinary Shares can be allotted and issued pursuant to the authority and power granted to the Directors pursuant to section 551 and section 570 of the Companies Act, respectively, under resolutions 5 and 6, respectively, of the Shareholder Resolutions (which at the time of such adjustment to the Conversion Price remains in effect and unutilised to a sufficient extent to allow such rights to convert the Notes into additional Notes Ordinary Shares to be granted) or (ii) the Company in general meeting has duly and validly resolved to grant such authorities and powers under section 551 and 570 of the Companies Act to the Directors to allow for such rights to convert the Notes into additional Notes Ordinary Shares to be granted and for such additional Notes Ordinary Shares to be allotted in accordance with the Indenture;

5.22
the contents of the Secretary’s Certificate were true and not misleading when given and remain true and not misleading as at the date of this letter and will remain so as at each Bring-Down Date, and there is no fact or matter not referred to in the Secretary’s Certificate which would make any of the information in the Secretary’s Certificate inaccurate or misleading;

5.23
there is and will be no fact or matter (such as bad faith, coercion, duress, undue influence or a mistake or misrepresentation before or at the time any agreement or instrument is entered into, a subsequent breach, release, waiver or variation of any right or provision, an entitlement to rectification or circumstances giving rise to an estoppel) which might affect the issue of the Notes or the allotment and issue of the Notes Ordinary Shares to be represented by Notes ADSs;

5.24
as at the date of this letter and each Bring-Down Date, the Company has not taken any corporate or other action and no steps have been taken or legal proceedings have been started against the Company for the liquidation, winding-up, dissolution, reorganisation or bankruptcy of, or for the appointment of a liquidator, receiver, trustee, administrator, administrative receiver or similar officer of, the Company or all or any of its assets (or any analogous proceedings in any jurisdiction) and the Company is not unable to pay its debts as they fall due within the meaning of section 123 of the Insolvency Act 1986, as amended (the “Insolvency Act”) or becomes unable to pay its debts within the meaning of that section as a result of any of the transactions contemplated in this letter, is insolvent or has been dissolved or declared bankrupt;

5.25
all agreements and documents examined by us that are governed by the laws of any jurisdiction other than England are on the date of this letter legal, valid and binding under the laws by which they are (or are expected to be) governed, and will remain so on each Bring-Down Date;

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5.26
there are no provisions of the laws of any jurisdiction outside England that would have any implication for the opinions which we express in this letter and that, insofar as the laws of any jurisdiction outside England may be relevant to this letter, such laws have been and will be complied with;

5.27
we note that the Agreements provide that they are to be governed by and construed in accordance with the laws of the State of New York. We express no opinion as to any matters governed by the laws of the State of New York. As lawyers not qualified in the State of New York, we are not qualified or able to assess the true meaning or import of the terms of the Agreements under the laws of the State of New York, and we have made no investigation of such meaning or import. Therefore, our review of the Agreements has been limited to their terms as they appear to us on their face. We have assumed that the choice of the laws of the State of New York in the Agreements is valid as a matter of the laws of the State of New York and each of the Agreements and each of their respective provisions are valid, binding and enforceable under the laws of the State of New York and the law of any other jurisdiction whose law applies, other than law covered expressly in an opinion included in this letter. We have also assumed that, under the laws of the State of New York, any court named in the forum selection clauses of the Agreements will have jurisdiction over the parties and the subject matter of any action brought in that court under the Agreements;

5.28
all statements of fact and representations and warranties as to matters of fact (except as to matters expressly set out in the opinions given in this letter) contained in or made in connection with any of the documents examined by us were true and correct as at the date given and are true and correct at today’s date and as at each Bring-Down Date and no fact was omitted therefrom which would have made any of such facts, representations or warranties incorrect or misleading;

5.29
all consents, licences, approvals, authorisations, notices, filings and registrations that are necessary under any applicable laws or regulations in connection with the transactions contemplated by the Registration Statement and the Prospectus Supplement have been or will be duly made or obtained and are, or will be, in full force and effect, or if such consents, licences, approvals, authorisations, notices, filings and registrations are required, these have been made or will be made within the prescribed time limits;

5.30
in issuing the Notes, the Company was not carrying on a regulated activity for the purposes of section 19 of Financial Services and Markets Act 2000, as amended (the “FSMA”)  and each person involved in or dealing with the Company in connection with the Notes, the Notes ADSs and the Notes Ordinary Shares which is carrying on, or purporting to carry on, a regulated activity (within the meaning of section 19 (The general prohibition) of FSMA was and/or will be an authorised person or exempt person under the FSMA;

5.31
no communication has been or shall be made in relation to the Notes, the Notes ADSs or the Notes Ordinary Shares in breach of section 21 (Restrictions on financial promotion) of the FSMA or any other English laws or regulations relating to offers or invitations to subscribe for, or to acquire rights to subscribe for or otherwise acquire, shares or other securities; in particular, any invitation or inducement to engage in investment activity (within the meaning of section 21 of the FSMA) in connection with the offer and issue of the Notes has only been communicated or caused to be communicated in circumstances in which these has been no breach of section 21(1) of the FSMA;

5.32
no Notes, Notes ADSs or Notes Ordinary Shares have been or shall be offered to the public except in circumstances which do not require the publication of a prospectus pursuant to the EU Prospectus Regulation (Regulation (EU) 2017/1129) as it forms part of domestic law in the United Kingdom by virtue of the European Union (Withdrawal) Act 2018 (the “Withdrawal Act”) (the “UK Prospectus Regulation”) or Part VI of the FSMA;

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5.33
all applicable provisions of the EU Market Abuse Regulation (Regulation (EU) No 596/2014) as it forms part of domestic law in the United Kingdom by virtue of the Withdrawal Act (“UK MAR”), the UK Prospectus Regulation, the FSMA, the Financial Services Act 2012 (the “FS Act”), and all rules and regulations made pursuant to UK MAR, the UK Prospectus Regulation, the FSMA and the FS Act, have been and will be complied with as regards anything done in relation to the Notes, the Notes ADSs and the Notes Ordinary Shares or otherwise in relation to the Prospectus Supplement and the transactions contemplated thereby in, from or otherwise involving England (including, without limitation, articles 14 (Prohibition of insider dealing and of unlawful disclosure of inside information) and 15 (Prohibition of market manipulation) of UK MAR, sections 19 (The general prohibition) and 21 (Restrictions on financial promotion) of the FSMA and sections 89 (Misleading statements), 90 (Misleading impressions) and 91 (Misleading statements etc. in relation to benchmarks) of the FS Act);

5.34	the Company’s place of central management and control is not the United Kingdom, the Channel Islands or the Isle of Man for the purpose of the City Code on Takeovers and Mergers; and

5.35
no application has been or will be made for any Notes, Notes ADSs or Notes Ordinary Shares to be listed or admitted to trading on a regulated market, multilateral trading facility or organised trading facility situated or operating in the United Kingdom.

6.	SCOPE OF OPINIONS

6.1	The opinions given in this letter are limited to English law as it would be applied by English courts on the date of this letter

6.2
We express no opinion in this letter on the laws of any other jurisdiction. We have not investigated the laws of any country other than England and we assume that no foreign law affects any of the opinions stated in paragraph 4 (Opinions).

6.3
We express no opinion as to any agreement, instrument or other document other than as specified in this letter. For the purposes of giving the opinions in paragraph 4 (Opinions), we have only examined and relied on those documents set out in paragraph 2 (Documents) and made those searches and enquiries set out in paragraph 3 (Searches), respectively. We have made no further enquiries concerning the Company or any other matter in connection with the giving of the opinions in paragraph 4 (Opinions).

6.4	No opinion is expressed with respect to taxation in the United Kingdom or otherwise in this letter.

6.5
We have not been responsible for investigating or verifying the accuracy of the facts or the reasonableness of any statement of opinion or intention, contained in or relevant to any document referred to in this letter, or that no material facts have been omitted therefrom.

6.6
The opinions given in this letter are given on the basis of each of the assumptions set out in paragraph 5 (Assumptions) and are subject to each of the reservations set out in paragraph 7 (Reservations) to this letter. The opinions given in this letter are strictly limited to the matters stated in paragraph 4 (Opinions) and do not extend, and should not be read as extending, by implication or otherwise, to any other matters.

6.7
This letter only applies to those facts and circumstances which exist as at today’s date and we assume no obligation or responsibility to update or supplement this letter to reflect any facts or circumstances which may subsequently come to our attention, any changes in laws which may occur after today, or to inform the addressee of any change in circumstances happening after the date of this letter which would alter the opinion given in this letter.

6.8
We have not been responsible for investigation or verification of statements of fact (including statements as to foreign law) or the reasonableness of any statements of opinion in the Registration Statement or the Prospectus Supplement, or that no material facts have been omitted therefrom.

6.9	This letter is given by Cooley (UK) LLP and no partner or employee assumes any personal responsibility for it nor shall owe any duty of care in respect of it.

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6.10
This letter, the opinions given in it, and any non-contractual obligations arising out of or in connection with this letter and/or the opinions given in it, are governed by and shall be construed in accordance with English law as at the date of this letter.

7.	RESERVATIONS

7.1	The Companies House Search described at paragraph 3.1 (Searches) is not capable of revealing conclusively whether or not:

(a)	a winding-up order has been made or a resolution passed for the winding-up of a company;

(b)	an administration order has been made; or

(c)	a receiver, administrative receiver, administrator or liquidator has been appointed,

since notice of these matters may not be filed with the Registrar of Companies in England and Wales immediately and, when filed, may not be entered on the public database or recorded on the public microfiches of the relevant company immediately.

In addition, such a company search is not capable of revealing, prior to the making of the relevant order, whether or not a winding-up petition or a petition for an administration order has been presented.

7.2
The Central Registry Enquiry described at paragraph 3.2 (Searches) relates only to a compulsory winding-up and is not capable of revealing conclusively whether or not a winding-up petition in respect of a compulsory winding-up has been presented, since details of the petition may not have been entered on the records of the Central Registry immediately or, in the case of a petition presented to a District Registry and/or County Court in England and Wales, may not have been notified to the Central Registry and entered on such records at all, and the response to an enquiry only relates to the period since approximately 2016 for petitions presented in London and since approximately 2019 for petitions presented to a District Registry and/or County Court in England and Wales. We have not made enquiries of any District Registry or County Court in England and Wales.

7.3
The opinions set out in this letter are subject to: (i) any limitations arising from applicable laws relating to insolvency, bankruptcy, administration, reorganisation, liquidation, moratoria, schemes or analogous circumstances; and (ii) an English court exercising its discretion under section 426 of the Insolvency Act (co-operation between courts exercising jurisdiction in relation to insolvency) to assist the courts having the corresponding jurisdiction in any part of the United Kingdom or any relevant country or territory.

7.4	We express no opinion as to matters of fact.

7.5
Save for the matters set out in the Secretary’s Certificate, we have made no enquiries of any individual connected with the Company. We have relied entirely on the facts, statements and confirmations contained in the Secretary’s Certificate and we have not undertaken any independent investigation or verification of the matters referred to in the Secretary’s Certificate.

7.6
If (a) a party to any Agreement is the target of economic or financial sanctions or other restrictive measures imposed in any jurisdiction (“Sanctions”) or is owned or controlled (directly or indirectly) by or is acting on behalf of or at the direction of or is otherwise connected with a person who is a target of Sanctions or (b) a party to any Agreement is incorporated or resident in or operating from a country or territory that is a target of Sanctions or (c) the rights or obligations of a party to any Agreement is otherwise affected by Sanctions, then the rights and obligations of such person under such Agreement may be void and/or unenforceable.

7.7	We express no opinion in this letter on the application or potential application of the National Security and Investment Act 2021 in relation to any Agreement or any transaction contemplated thereby.

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8.	DISCLOSURE AND RELIANCE

8.1
This letter is addressed to you solely for your benefit in connection with the Prospectus Supplement and the transactions contemplated thereunder. We consent to the filing of this letter as an exhibit to the Prospectus Supplement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under section 7 of the Securities Act or the rules and regulations thereunder.

8.2
This letter may not be relied upon by you for any other purpose, or furnished to, assigned to, quoted to, or relied upon by any other person, firm or other entity for any purpose, without our prior written consent, which may be granted or withheld at our sole discretion.

Yours faithfully

/s/ Cooley (UK) LLP

Cooley (UK) LLP